Exhibit 99.1

NeoRx Appoints David A. Karlin, M.D., as Senior Vice President of Clinical Development and Regulatory Affairs

SEATTLE (June 27, 2005) — NeoRx Corporation (Nasdaq: NERX), a cancer therapeutics development company, today announced that it has appointed David A. Karlin, M.D., as senior vice president of clinical development and regulatory affairs, effective July 1. Dr. Karlin brings to NeoRx nearly 20 years of experience in biopharmaceutical product development, clinical trial design and implementation, regulatory affairs, quality assurance, quality control, and strategic planning.

“David’s solid expertise in clinical drug development, particularly his wealth of experience in managing clinical teams conducting Phase 2 and 3 trials of anti-cancer agents, will be invaluable to NeoRx as we advance our clinical development program for picoplatin,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx. “We are thrilled to have David join our team as our Phase 2 clinical trial of picoplatin for lung cancer is getting underway at clinical sites throughout the country and as we prepare for clinical studies of picoplatin in patients with colorectal cancer.”

Prior to joining NeoRx, Dr. Karlin served as vice president of clinical research at Cellegy Pharmaceuticals, Inc., a specialty biopharmaceutical company focused on women’s health, gastroenterology, and cancer. During his tenure there, he completed a pivotal Phase 3 trial and filed a New Drug Application (NDA) for a gastrointestinal treatment.

“I’m excited about joining the NeoRx team, and I am eager to help NeoRx rapidly move the picoplatin clinical development program forward,” said Dr. Karlin. “I believe that picoplatin has great promise as a next-generation platinum compound, with a novel chemical structure and superior characteristics compared to the platinum compounds already on the market. Picoplatin’s potential advantages include fewer side effects and effectiveness in cancers that have become resistant to the other platinum compounds.”

His experience in the biotech and pharmaceutical industry also includes positions as vice president of clinical development for Genteric, Inc., a privately held company specializing in gene therapy, and senior medical director at Matrix Pharmaceuticals, Inc., an oncology therapeutics development company. While at Matrix, he oversaw the Phase 1 and 2 development of a systemic chemotherapy drug for hematologic malignancies and solid tumors, and the Phase 2 clinical development of a local chemotherapy and ablative therapy for primary and secondary liver cancer. As vice president for clinical research and medical director at SciClone Pharmaceuticals, Inc., he supervised the worldwide Phase 1-4 clinical development of a viral hepatitis treatment and the Phase 1-2 development of a cystic fibrosis treatment. He also held various positions at Syntex Corporation, including director of medical research, where his responsibilities included worldwide Phase 1-2 clinical development of an anti-

emetic for cancer chemotherapy-induced nausea and emesis. Based on these Phase 1-2 studies, a licensee of the anti-emetic completed Phase 3 trials, filed an NDA, and today markets this successful product.

Before joining the pharmaceutical industry, Dr. Karlin was an associate professor at Temple University School of Medicine and an assistant professor at the University of Texas M.D. Anderson Hospital and Tumor Institute. He received his M.D. from the University of Chicago and completed his residency in Internal Medicine at the University of Michigan and a fellowship in Gastroenterology and Gastrointestinal Oncology at the University of Chicago. He holds a B.S. in Biology from the University of Illinois.

About NeoRx

NeoRx is a cancer therapeutics development company. The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers. For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the effect of the risk that the uncertainty and timing of obtaining additional financing, obtaining required regulatory approvals, the initiation, progress and costs of the Company’s picoplatin clinical trials, generating future revenue from product sales or other sources such as collaborative relationships and future profitability, the Company’s dependence on patents and other proprietary rights; and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

jrathbun@neorx.com

(206) 286-2517